Exhibit 28.1



                                            October 22, 1996


Joseph Cutrona                                     Mark A. Kenny
82 Kendall Drive                                   12 Lisa Drive
Parlin, New Jersey 08859                           Chatham, New Jersey 07928


                  RE:      ISSUANCE OF GENISYS COMMON SHARES

Dear Sirs:

The purpose of this letter is to set forth the understanding between Genisys Reservation Systems, Inc. (Genisys), Joseph Cutrona (Cutrona) and Mark A. Kenny (Kenny) relating to the issuance of shares of common stock by Genisys to Cutrona and/or Kenny in repayment of certain shares of Genisys common stock which have been, or will be, sold or transferred by Cutrona and/or Kenny for the benefit of the business of either Genisys or Corporate Travel Link, Inc., a wholly- owned subsidiary of Genisys (CTL). In order to assist in the furtherance of the development of the business of Genisys and CTL, Cutrona and/or Kenny have heretofore sold or transferred, and may in the future further sell or transfer, shares of Genisys common stock owned by them individually to third parties (all such shares so sold or transferred by Cutrona and/or Kenny being hereinafter referred to as the "Transferred Shares"). Attached to this letter as Exhibit A is a description of certain milestone events (each a "Milestone Event") relating to the future development of the Genisys computerized reservation system for ground transportation service reservations, the Genisys computerized payment system and the general business of Genisys and CTL. In consideration of the sale or transfer of the Transferred Shares by Cutrona and/or Kenny and upon the satisfactory attainment or completion by Genisys and CTL of each Milestone Event by no later than the corresponding date set forth on Exhibit A and in accordance with the other terms and conditions set forth on Exhibit A and in accordance with the other terms and conditions set forth on Exhibit A, Genisys will issue to Cutrona and/or Kenny an amount of shares of Genisys common stock equal to one-sixth (1/6th) of the Transferred Shares. If for any reason a particular Milestone Event is not attained or completed by the corresponding date or in accordance with the other terms and conditions set forth on Exhibit A, Genisys shall have no obligation whatsoever to issue any common shares to Cutrona and/or Kenny or otherwise reimburse Cutrona and/or Kenny in an amount equal to one-sixth (1/6th) of the Transferred Shares and Cutrona and Kenny shall have no right whatsoever to receive any Genisys common shares or any other consideration in reimbursement for such Transferred Shares. Any shares of Genisys common stock which are issued to Cutrona and/or

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________________  Kenny  in  accordance  with  this  paragraph  are  hereinafter collectively referred to as the "Genisys Shares." Cutrona and Kenny acknowledge that the Genisys Shares (i) will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or the securities laws of any state and the Genisys Shares may not be sold, transferred, pledged or hypothecated to any person or entity unless they have been so registered or Genisys shall have received an opinion of counsel satisfactory to Genisys to the effect that registration thereof for purposes of transfer is not required under the Securities Act, (ii) shall contain a legend stating that the Genisys Shares have not been registered under the Securities Act or the securities laws of any state and repeating the restrictions on transferability set forth in clause (i) above, and (iii) shall be registered in the name of Cutrona and/or Kenny. In addition to the restrictions on transferability set forth in the preceding paragraph, Cutrona and Kenny hereby agree that, if (i) Genisys files a registration statement with the United States Securities and Exchange Commission to register shares of its common stock in connection with a public offering within two (2) years after the date of transfer of any of the Genisys Shares to Cutrona and/or Kenny, and (ii) the underwriter(s) for such public offering so requests, Cutrona and/or Kenny will execute and deliver an agreement, in form and substance reasonably satisfactory to Cutrona and/or Kenny will execute and deliver an agreement, in form and substance reasonably satisfactory to Cutrona and/or Kenny, Genisys and the underwriter(s), pursuant to which Cutrona and/or Kenny will agree not to, directly or indirectly, sell, offer or contract to sell or grant any option to purchase, transfer, assign or pledge, or otherwise encumber, or dispose of any of the Genisys Shares (or any securities convertible into or exercisable or exchangeable for any Genisys Shares) without the prior written consent of the underwriter(s) for the same period of time after the effective date of such registration statement as other holders of 5% or more of the outstanding shares of common stock of Genisys shall have agreed in writing with such underwriter(s) not to so sell or otherwise transfer or dispose of their shares of Genisys common stock. If Genisys does not file a registration statement to register shares of its common stock in connection with a public offering within two (2) years after the date of transfer of the Genisys Shares to Cutrona and/or Kenny, then Cutrona and Kenny agree that, for a period of two
(2) years after the date of the transfer of the Genisys Shares to Cutrona and/or Kenny, Cutrona and/or Kenny will not, directly or indirectly, sell, offer or contract to sell or grant any option to purchase, transfer, assign or pledge, or otherwise encumber, or dispose of any

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 of  the  Genisys  Shares  (or  any  securities
convertible into or exercisable or exchangeable for any Genisys Shares) without the prior written consent of Genisys. Very truly yours, GENISYS RESERVATION SYSTEMS, INC. By:___________________________________ Name Title Acknowledged,
agreed and accepted this ____ day of October, 1996. ____________________________
Joseph Cutrona  ____________________________ Mark A. Kenny

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 EXHIBIT A MILESTONE

EVENT                                                COMPLETION DATE

1. Successful beta testing of the                February 1, 1997
   Genisys Reservation  System with
   the SABRE  airline  reservation
   system

2.  Successful completion and operation           March 1, 1997
    of the Genisys Payment System

3. At least twelve  (12)  major  corporate
   customers                                       July 1, 1997
   utilizing  the  Genisys
   Reservation  System For their
   ground  transportation  reservations

4. Successful beta  testing of the  Genisys        July 1, 1997
   Reservation  System with the Apollo
   airline  reservation  system

5.  Maintenance of a cash and short term          July 1, 1998
    investment reserve of at least $500,000
    through and including July 1, 1998

6.  Attainment by Genisys of quarterly  net       December 31, 1998
    operating income of at
    least $300,000 for the quarter ended
    December 31, 1998 income of at least
    $300,000 for the quarter ended
    December 31, 1998

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